EXHIBIT 10.5

Form 3140-1               UNITED STATES             Serial Number
(June 1984)         DEPARTMENT OF THE INTERIOR
                    BUREAU OF LAND MANAGEMENT
                                                        UTU-74868

                    COMBINED HYDROCARBON LEASE

This lease is entered into by and between the United States of America, through the Bureau of Land Management, as lessor,
                 and   Inland Production Company
                  475 17th Street Suite 1500
                  Denver, CO 80202

as lessee, pursuant to the Mineral Leasing Act of 1920 (30 U.S.C. 181 et. seq.) and the Minerals Leasing Act for Acquired
Lands (30 U.S.C. 351-359), as appropriate, and as amended by the Combined Hydrocarbon Leasing Act of 1981 (95 Stat. 1070).

Lands included in lease:

T.         8 S.,    R. 16 E.,      Meridian       Salt Lake     State   Utah
          County     Duchesne

       Sec. 13, all (excluding Patent No. 813321);
       Sec. 22, NE;
       Sec. 23, NW,
       Sec. 24, N2, (excluding Patent Nos. 813321 and 884015).
       Containing 674.32 Acres

This lease is issued granting the exclusive right to drill for, mine (surface/underground), extract, remove and dispose of all oil and gas (except helium) from the following described lands for a primary term of 10 years, subject to extension in accordance with the authorizing acts, and for so long thereafter as oil or gas is produced in paying quantities. The lessee shall also have the right to construct and maintain on the leased lands all works, buildings, plants, roads, communication lines, pipelines, recessions, tanks, pumping stations, and other structures necessary for the full enjoyment of this lease. Rights granted are subject to applicable laws, the terms, conditions and attached stipulations of this lease, regulations and formal orders.

LEASE TERMS
Sec. 1. RENTAL - (a) Lessee shall pay annual rental to the proper office of the lessor in advance of each year at a rate of $2.00 per acre or fraction thereof, until a discovery of oil or gas in paying quantities is made on the leased land.

(b) If this lease or a portion thereof is committed to an approved cooperative or unit plan which includes a well capable of producing leased resources, and the plan contains a provision for allocation of production, royalties shall be paid on the production allocated to this lease. However, annual rentals shall continue to be due for those lands not within a participating area.

Sec. 2. ROYALTIES - (a) Royalties shall be paid to the proper office of lessor at the rate of 12 1/2 per centum in amount or value of production removed or sold from the lease, unless this lease is converted from an existing oil and gas lease, in which case the applicable royalty shall be the royalty described in the existing lease or in an attached schedule thereto.

(b) Royalties for undivided fractional interest leases shall be paid in the same proportion as the leased fractional interest is to the full interest in the resource.

(c) Lessor reserves the right to specify whether royalty is to be paid in value or in kind, and the right to establish minimum values on production after giving lessee notice and an opportunity to be heard. When paid in value, royalties shall be due and payable on the last day of the month fol-lowing the month in which production occurred. When paid in kind, production shall be delivered, unless otherwise agreed to by lessor, in merchantable condition on the premises where produced without cost to lessor. Lessee shall not be required to hold such production in storage beyond the last day of the month following the month in which production occurred, nor shall lessee be held liable for loss or destruction of royalty oil or other products in stor-age from causes beyond the reasonable control of lessee.

(d) A minimum royalty shall be due for any lease year following discovery in the amount of $1.00 per acre.

(e) Royalties may be waived, suspended, or reduced, for all or portions of this lease as provided in the regulations.

Sec. 3. BONDS - Lessee shall file and maintain any bond required under regulations.

Sec. 4. DILIGENCE, RATE OF DEVELOPMENT, UNITIZATION, AND DRAINAGE - (a) Lessee shall exercise reasonable diligence, skill, and care in the operation of the leased lands, and shall prevent unnecessary damage to, loss of, or waste of leased resources. Lessor reserves the right to specify rates of development and production in the public interest and to require lessee to subscribe to such cooperative or unit plan, within thirty (30) days of notice, as is determined necessary for the proper development and operation of the area, field, or pool embracing these leased lands. In all cases, lessee shall either drill and produce wells necessary to protect the leased lands from drainage or pay compensatory royalty for such drainage in the amount deter-mined by lessor.

(b) Lessee shall diligently develop the tar sand resource in the leased lands as prescribed in the regulations, or as specifically set out by the lessor in approving a plan of operations.

Sec. 5. DOCUMENTS, EVIDENCE, AND INSPECTION
(a) Lessee shall file with the proper office of lessor, not later than thirty
(30) days after the effective date thereof, any contracts or evidence of other arrangements for the sale or disposal of production. At such times and in such form as lessor may prescribe, lessee shall furnish detailed statements showing amounts and quality of all products removed and sold from the lease, proceeds therefrom, and amount used for production purposes or unavoidably lost. Lessee also may be required to produce plats and schematic diagrams showing development work and improvements on the leased lands, and reports with respect to stockholders, investments, depreciation costs, and Federal lease interests.

(b) (1) Lessee shall keep a daily drilling record, a log, and complete information on all well surveys and tests in the form prescribed by lessor for all wells drilled on the leased lands. Lessee also shall keep a record of all subsurface investigations of said lands and furnish copies to lessor when required. Lessee shall keep opened at all reasonable times for inspection by any duly authorized officer of lessor the leased premises and all wells, improvements, machinery, and fixtures thereon. Upon request by lessor, lessee shall make available for inspection and copying by any duly authorized officer of lessor all books, accounts, maps, and records relative to operations, surveys, or investigations on or under the leased lands.

(2) Where lessee conducts mining operations under this lease, lessee agrees to keep clear, accurate, and detailed maps, on a scale of not more than fifty
(5O) feet to the inch. These maps should show lessee workings in each section of leased lands, and be oriented to a public land corner so that the maps can be readily and correctly superimposed. The lessee shall also furnish to the lessor annually, or upon demand, certified copies of such maps and any written reports of operations as lessor may call for.

(c) Lessee shall maintain copies of all contracts, sales agreements, accounting records, and documentation such as billings, invoices, or similar documentation that supports costs claimed as manufacturing, preparation, and or transportation costs. All such records shall be maintained in lessee's accounting offices for future audit by lessor. Lessee shall maintain required records for 6 years after they are generated or, if an audit or investigation is underway, until released of the obligation to maintain such records by lessor.

(d) Information obtained under this term shall be open to inspection by the public only in accordance with the Freedom of Information Act (5 U.S.C. 552).

(e) The lessee agrees to conduct all operations subject to the inspection of the lessor and to carry out at the lessee's expense all reasonable orders and requirements to the lessor relative to the prevention of waste and preservation of the property, and the health and safety of workmen, and on failure of the lessee so to do, the lessor shall have the right, in addition to other available remedies, to enter on the property to repair damage or prevent waste at the lessee's expense.

Sec. 6. CONDUCT OPERATIONS - (a) Lessee shall conduct operations in a manner that prevents unnecessary impacts and minimizes other impacts to the land, air, and water, to cultural, biological, visual, and other resources, and to other land uses or users. Lessee shall take measures deemed necessary by lessor to accomplish the intent of this lease term. Such measures may include, but are not limited to, modification to siting or design of facilities, timing of operations, and specification of interim and final reclamation measures. Lessor reserves the right to continue existing uses and to authorize future uses upon or in the leased land, including the approval of easements or rights-of-ways. Such uses shall be conditioned so as to prevent unnecessary or unreasonable interference with rights of lease.

(b) Prior to disturbing the surface of the leased lands, lessee shall contact lessor to be apprised of procedures to be followed and modifications or reclamation measures that may be necessary. Areas to be disturbed may require inventories or special studies to determine the extent of impacts to other resources. Lessee may be required to complete such under guidelines provided by lessor. If, in the conduct of operations, lessee observes or encounters any threatened or endangered species, cultural resources, other specific resources that are statutorily protected, or substantially different, or unanticipated environmental affects, lessee shall immediately contact lessor. Lessee shall cease any operations which would result in the destruction of such.

Sec. 7. DAMAGES TO PROPERTY- Lessee shall pay lessor for damage to lessor's property improvements, and shall save and hold lessor harmless from all claims for damage or harm to persons or property as a result of lease operations.

Sec. 8. PROTECTION OF DIVERSE INTERESTS AND EQUAL- OPPORTUNITY - (a) The lessee shall: Pay when due all taxes legally assessed and levied under laws of the State or the United States; accord all employees complete freedom of purchase; pay all wages at least twice each month in lawful money of the United States; maintain a safe working environment in accordance with standard industry practices; and take measures necessary to protect the health and safety of the public. Lessor reserves the right to ensure that production is sold at a reasonable price and to prevent monopoly.

(b) Lessee shall comply with the provisions of Executive Order No. 11246 of September 24, 1965, as amended, and the rules, regulations, and relevant orders of the Secretary of Labor issued pursuant thereto. Neither the lessee nor the lessee's subcontractors shall maintain segregated facilities.

Sec. 9. TRANSFER OF LEASE INTERESTS, AND RELINQUISHMENT OF LEASE - (a) Lessee shall file for approval or recording in the proper office of lessor any instrument transferring a record title, or working or royalty interest in this lease, and shall not create overriding royalties in excess of that allowed by regulations.

(b) The lessee may relinquish this lease or any legal subdivision by filing in the proper Bureau of Land Management office a written relinquishment, which shall be effective as of the date of filing, subject to the continued obligation of the lessee and surety to pay all accrued rentals and royalties.

Sec. 10. DELIVERY OF PREMISES, REMOVAL OF MACHINERY, EQUIPMENT, ETC. - (a) At such time as all or portion of this lease are returned to lessor, lessee shall deliver up to lessor the land leased, underground timbering, and such other supports and structures necessary for the preservation of the mine or deposits and place all wells in condition for suspension or abandonment. Within 180 days thereof, lessee shall remove from the premises all other structures, machinery, equipment, tools, and materials as required by the authorized officer. Any such structures, machinery, equipment, tools, and materials re-maining on the leased lands beyond 180 days, or approved extension thereof, shall become the property of the Lessor. If the surface is owned by third parties, lessor may waive the requirement for removal provided the third parties do not object to such waiver.

(b) At such times as all or portions of this lease is returned to lessor, lessee shall place all wells in condition for suspension or abandonment and, as provided in paragraph (a) of this section, remove equipment and improve-ments not deemed necessary by lessor for preservation of producible wells or continued protection of the environment.

(c) Lessee shall, prior to the termination of bond liability or at any other time when required and in the manner directed by the lessor, reclaim all lands the surface of which has been disturbed, dispose of all debris or solid waste, repair the offsite and onsite damage caused by lessee's activity or activities incidential thereto, and reclaim access roads or trails.

Sec. 11. PROCEEDINGS IN CASE OF DEFAULT - If lessee fails to comply with applicable laws, existing orders or regulations, or the terms, conditions or stipulations of this lease, and the noncompliance continues for 30 days after written notice thereof, this lease shall be subject to cancellation. This provision shall not be construed to prevent the exercise by lessor of any other legal and equitable remedy, including waiver of the default. Any such remedy or waiver shall not prevent later cancellation for the same default occurring at any other time.

Sec. 12. HEIRS AND SUCCESSORS-IN-INTEREST - Each obligation of this lease shall extend to and be binding upon, and every benefit hereof shall inure to, the heirs, executors, administrators, successors, or assigns to the respective parties hereto.



    A.     UNDERSIGNED CERTIFIES AS FOLLOWS:

       1. Lessee is a citizen of the United States; an association of such citizens; a municipality; a corporation organized under the laws of the United States or of any State or Territory thereof.
       2. All parties holding an interest in the lease are in compliance with 43 CFR 3100 and the authorizing acts.
       3. Lessee is not considered a minor under the laws of the State in which the lands covered by this lease are located.

   B. UNDERSIGNED AGREES THAT lessee's signature to this lease constitutes acceptance of this lease, including all terms, conditions and stipulations pertaining thereto. 18 U.S.C. Sec. 1001 makes it a crime for any person knowingly and willfully to make to any Department or agency of the United States any false, fictitious or fraudulent statements or representations as to any matter within its jurisdiction.

Duly executed this 18th day of October, 19 95


__________________________________________
                                     (Signature of Lessee or Attorney-
                                     in-fact)



Inland Production Company                 By
Company or Lessee Name




Chris A. Potter  (Signature of Lessee)         (Signing Officer)





____________________________________________________


Attorney-in-Fact  (Title)                 (Title)            (Date)



October 18, 1995                ____________________________________________
(Date)                          (Effective Date of Lease)







Title 18 U.S.C. Section 1001, makes it a crime for any person knowingly and willfully to make to any department or agency of the United States any false, fictitious or fraudulent statements or representations as to any matter within its jurisdiction.

_____________________________________________________________________________

This form doe not constitute an information collection as defined by 44 U.S.C. 3502 and therefore does not require OMB approval.

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                                             Combined Hydrocarbon
                                                UTU-74868

                           STIPULATIONS

        NO SURFACE OCCUPANCY STIPULATION - GOLDEN EAGLE NEST SITES

No surface occupancy or use is allowed (does not apply to casual use) within 1/2 mile of golden eagle nests which have been active within the past two years. This restriction would not apply to maintenance and operation of existing programs and facilities. It would not apply if impacts could be mitigated through other management actions or site specific analysis of terrain features.
On the lands described below:
        T.  8 S., R. 16 E., SLM, Utah
        Sec. 22, SENE.
          For the purpose of:
Protection of golden nest sites as described in the Diamond Mountain Resource Management Plan and EIS. Waivers, exceptions, or modifications to this limitation may be specifically approved in writing by the authorized officer of the Bureau of Land Management if either the resource values change or the lessee/operator demonstrates that adverse impacts can be mitigated. Any changes to this stipulation will be made in accordance with the land use plan and/or the regulatory provisions for such changes. (For guidance on the use of this stipulation see BLM Manual 1624 and 3101 or FS Manual 1950 and 2820.)


CONTROLLED SURFACE USE STIPULATION - CRITICAL SOILS, MUNICIPAL WATERSHEDS,
                          FLOODPLAINS

Surface occupancy or use is subject to the following special operating constraints. Preclude surface disturbing activities in areas of critical soils (highly saline and/or erodible), municipal watersheds and floodplains during times of saturated soils (usually Spring runoff and Fall rains). On the lands described below:
        T.  8 S., R. 16 E., SLM, Utah
        Sec. 13, lot 4;
          Sec. 23, SENW.
          For the purpose of:
Preserving and protecting critical soils, floodplains, and municipal watershed from severe erosion as described in the Diamond Mountain Resource Management Plan and EIS. Waivers, exceptions, or modifications to this limitation may be specifically approved in writing by the authorized officer of the Bureau of Land Management if either the resource values change or the lessee/operator demonstrates that adverse impacts can be mitigated. Any changes to this stipulation will be made in accordance with the land use plan and/or the regulatory provisions for such changes. (For guidance on the use of this stipulation see BLM Manual 1624 and 3101 or FS Manual 1950 and 2820.)

                                     Combined Hydrocarbon
                                                UTU-74868



                             NOTICES

                     FERRUGINOUS HAWK HABITAT

The lessee/operator is given notice that lot 4 Sec. 13; NE Sec. 22; NWNW Sec. 23, T. 8 S., R. 16 E., SLM, Utah, have been identified as containing Ferruginous Hawk Habitat Modifications to the Surface Use Plan of Operations may be required in order to protect to Ferruginous Hawk and/or habitat from surface disturbing activities in accordance with Section 6 of the lease terms, Endangered Species Act and 43 CFR 3101.1-2.


                       GOLDEN EAGLE HABITAT

The lessee/operator is given notice that lots 1-4 Sec. 13; NE Sec. 22; NW Sec. 23; N2 (excluding Patent Nos. 813321 and 884015) Sec. 24, T. 8 S., R. 16 E.,
SLM, Utah, have been identified as containing Golden Eagle Habitat Modifications to the surface Use Plan of Operations may be required in order to protect the Golden Eagle and/or habitat from surface disturbing activities in accordance with Section 6 of the lease terms, Endangered Species Act, and 43 CFR 3101.1-2.


             HIGH POTENTIAL PALEONTOLOGICAL RESOURCES

The lessee/operator is given notice that lots 2-4 Sec. 13; NE Sec. 22; NW Sec. 23; N2NW, SWNW (excluding Patent Nos. 813321 and 884015) Sec. 24, T. 8 S., R. 16 E, SLM, Utah, have been identified as having high potential paleontological resources. Modifications to the Surface Use Plan of Operations may be required in order to protect paleontological resources from surface disturbing activities in accordance with Section 6 of the lease terms and 43 CFR 3101.1-2.


                      BURROWING OWL HABITAT

The lessee/operator is given notice that lands in this lease have been identified as containing Burrowing Owl (Category 2) Habitat. Modifications to the Surface Use Plan of Operations may be required in order to protect the Burrowing Owl and/or habitat from surface disturbing activities in accordance with Section 6 of the lease terms, Endangered Species Act, and 43 CFR 3101.1-2.


                     MOUNTAIN PLOVER HABITAT

The lessee/operator is given notice that lands in this lease have been identified as containing Mountain Plover (Category 1) Habitat Modifications to the Surface Use Plan of Operations may be required in order to protect the Mountain Plover and/or habitat from surface disturbing activities in accordance with Section 6 of the lease terms, Endangered Species Act and 43 CFR 3101.1-2.